Exhibit 10.41

UNIDYM, INC.

SUBSCRIPTION AGREEMENT

SERIES C-1 PREFERRED STOCK

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of the last date indicated on the signature pages hereto between Unidym, Inc., a Delaware corporation (the “Company”), and the undersigned investor party hereto (“Investor”).

RECITALS

WHEREAS, the Company wishes to sell up to an aggregate of 1,111,112 shares of the Company’s Series C-1 Preferred Stock (“Shares”) to the Investor, at a purchase price of $1.80 per Share, and the Investor wishes to purchase Shares from the Company.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and conditions, and upon acknowledgement of each of the parties of the receipt of valuable consideration, the parties herein agree as follows:

1. Purchase and Sale of Shares.

1.1 The Closing. At the Closing (as defined below), the Company shall issue and sell to Investor such number of Shares as is set forth immediately below Investor’s name on the signature pages hereto. Investor shall pay an amount equal to $1.80 times the number of Shares to be purchased by the Investor (the “Purchase Price”) in cash (by check or wire transfer) or by cancellation of indebtedness in United States Dollars to the Company to be held in escrow until the Closing, for release to the Company thereafter. Promptly after the Closing, the Company shall deliver to Investor a duly executed certificate representing the Shares which Investor is purchasing hereunder. The purchase and sale transaction contemplated hereby will close on the first business day immediately following the satisfaction of the Closing conditions set forth herein, which is targeted to be no later than 5:00 p.m., Pacific Time on November     , 2008, as such date and time may be modified by the Company in its sole discretion (such day, the “Closing”).

1.2 Additional Closing(s).

(a) Conditions of Additional Closing(s). At any time and from time to time following the Closing, the Company may, at one or more additional closings (each an “Additional Closing”), without obtaining the signature, consent or permission of Investor, offer and sell to other investors (the “New Investors”), at a price of $1.80 per Share, up to that number of Shares that is equal to 1,111,112 Shares less the number of Shares previously issued and sold by the Company. New Investors may include persons or entities who are already owners of shares of the Company’s Series C-1 Preferred Stock or other capital stock.

(b) Amendments. The Company and the New Investors purchasing Shares at each Additional Closing will execute a Subscription Agreement in substantially the same form hereof, and the New Investors will, to the extent not already a party thereto, execute counterpart signature pages to: (i) the Amended and Restated Investors’ Rights Agreement in the form attached to this Agreement as Exhibit A, as amended (the “Investors’ Rights Agreement”), (ii) the Amended and Restated Right of First Refusal and Co-Sale Agreement in the form attached to this Agreement as Exhibit B, as amended (the “ROFR Agreement”), and (iii) the Amended and Restated Voting Agreement in the form attached to this Agreement as Exhibit C, as amended (the “Voting Agreement”) (the Investors’ Rights Agreement, ROFR Agreement and Voting Agreement, as such agreements may be amended, collectively, the “Related Agreements”). Such New Investors will, upon delivery to the Company of such signature pages, become parties to, and bound by, the Related Agreements, each to the same extent as if they had been an Investor at the time of issuance of the first share of Series C-1 Preferred Stock.

(c) Status of New Investors. Upon the completion of each Additional Closing as provided in this Section 1.2, each New Investor will be deemed to be an “Investor” for all purposes of the Related Agreements.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to Investor, that the statements in the following paragraphs of this Section 2 are all true and complete as of the date hereof:

2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on (a) the present or future business, assets, or operations, of the Company, taken as a whole or (b) the Company’s ability to perform this Agreement or the Related Agreements (as defined below) (a “Material Adverse Effect”).

2.2 Capitalization and Voting Rights.

(a) Authorized Stock. There are authorized for issuance 40,000,000 shares of common stock, par value $0.0001 (the “Common Stock”) and 20,284,364 shares of preferred stock, par value $0.0001 (the “Preferred Stock”), of which 5,000,000 shares are designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”), 5,673,252 shares are designated as Series B Senior Convertible Preferred Stock (“Series B Preferred Stock”), 8,500,000 shares are designated as Series C Senior Convertible Preferred Stock (“Series C Preferred Stock”) and 1,111,112 shares are designated as Series C-1 Preferred Stock (“Series C-1 Preferred Stock”). Immediately prior to the Closing, the outstanding stock of the Company consists of the following:

(i) Common Stock. Three Million Seven Hundred Fifty Five Thousand (3,755,000) shares of issued and outstanding Common Stock.

(ii) Five Million (5,000,000) shares of issued and outstanding Series A Preferred Stock, which shares of Series A Preferred Stock are convertible into 1.680096462 shares of Common Stock upon (x) an involuntary or voluntary liquidation, dissolution and winding up of the Company, (y) a Deemed Liquidation Event (as such term is defined in the Restated Certificate (as defined below)) or (z) a Qualified IPO (as such term is defined in the Restated Certificate).

(iii) Five Million Six Hundred Seventy Three Thousand Two Hundred and Fifty Two (5,673,252) shares of issued and outstanding Series B Preferred Stock, which shares of Series B Preferred Stock are convertible into 1.000042304 shares of Common Stock.

(iv) Eight Million One Hundred Twenty Five Thousand Eight Hundred Eighty-Nine (8,125,889) shares of issued and outstanding Series C Preferred Stock.

(v) No shares of issued and outstanding Series C-1 Preferred Stock.

Upon the Closing, the rights, preferences and privileges of each series of Preferred Stock will be as stated in the Restated Certificate and as provided by law.

(b) Valid Issuance. The outstanding shares of Common Stock and Preferred Stock are all duly and validly authorized and issued, fully paid and nonassessable.

(c) Rights to Acquire. Except for (i) the conversion privileges of the Preferred Stock, (ii) the rights of first refusal provided in Section 4 of the Investors’ Rights Agreement, (iii) the Five Million (5,000,000) shares of Common Stock reserved for issuance to employees, consultants and/or directors pursuant to the Company’s 2006 Stock Option/Stock Issuance Plan (the “Option Plan”), of which options to purchase an aggregate of Three Million Nine Hundred Forty-Four Thousand Sixty-Nine (3,944,069) shares of Common Stock are currently outstanding, (iv) outstanding warrants to purchase Sixty Four Thousand (64,000) shares of Common Stock and (vi) outstanding restricted stock units for the issuance of One Million One Hundred and Four Thousand and Ten (1,104,010) shares of Common Stock, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock.

(d) Voting of Shares. Other than the Voting Agreement, the Company is not a party or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any persons and/or entities which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

(e) Market Stand-Off. To the Company’s best knowledge, all outstanding shares of preferred stock of the Company and all capital stock of the Company issuable upon the exercise of outstanding employee incentive stock options are subject to a one hundred eighty (180) day “market stand-off” restriction upon an initial public offering by the Company resulting in at least $20 Million in gross proceeds pursuant to a registration statement filed with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”).

2.3 Subsidiaries. Except for (i) the minority ownership position in Nexeon MedSystems pursuant to the license agreement with Nanotech Catheter Solutions, (ii) the 50% ownership position in Ensysce Biosciences pursuant to the spin off of Ensysce Biosciences and license agreement with Ensysce Biosciences, and (iii) the 100% ownership position in Nanoconduction, Inc. as a result of a recently completed acquisition, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement.

2.4 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Related Agreements, the performance of all obligations of the Company hereunder and thereunder, and the authorization, sale and issuance of the Shares being sold hereunder, and the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing. As of the Closing, this Agreement and the Related Agreements constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Related Agreements may be limited by applicable federal or state securities laws.

2.5 Valid Issuance of Preferred and Common Stock. The Shares that are being purchased by Investor hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer, other than restrictions on transfer, if any, (i) under this Agreement, the Investor’s Rights Agreement and the ROFR Agreement, (ii) under applicable state and federal securities laws and (iii) otherwise imposed as a result of actions taken by Investor. The Common Stock issuable upon conversion of the Shares purchased under this Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Company’s Restated Certificate of Incorporation in the form attached hereto as Exhibit D-1 as amended by the Company’s Certificate of

Amendment of Restated Certificate of Incorporation in the form attached hereto as Exhibit D-2 (the Restated Certificate of Incorporation, as amended, the “Restated Certificate”), will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer, other than restrictions on transfer, if any (i) under this Agreement, the Investor’s Rights Agreement and the ROFR Agreement, (ii) under applicable state and federal securities laws and (iii) otherwise imposed as a result of actions taken by Investor.

2.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement and the Related Agreements, except for such consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings which are not required to be obtained prior to the Closing, and such filings as are required pursuant to applicable federal and state securities laws and blue sky laws, which filings will be effected within the required statutory period.

2.7 Offering. Subject in part to the truth and accuracy of Investor’s representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of the Act, and the qualification or registration requirements of applicable state blue sky laws, as such registration requirements and laws currently exist.

2.8 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened in writing against the Company that questions the validity of this Agreement or the Related Agreements, or the right of the Company to enter into such agreements or to consummate the transactions contemplated hereby and thereby, or that would reasonably be expected to result in a Material Adverse Effect. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company currently intends to initiate.

2.9 Proprietary Information Agreements. Each current employee of the Company has executed a Proprietary Information and Inventions Agreement in substantially the form provided to Investor upon request by Investor. The Company is not aware that any such employee is in violation thereof.

2.10 Compliance with Other Instruments. The Company is not in violation of any provision of its Restated Certificate or Bylaws nor, to its knowledge, of any instrument, judgment, order, writ, decree or contract, statute, rule or regulation to which the Company is subject and a violation of which would reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

2.11 Agreements; Action. Except for agreements explicitly contemplated hereby, there are no agreements or understandings between the Company and any of its officers, directors, affiliates or any affiliate thereof (except for quarterly allocations for services performed by Arrowhead) and except as set forth on Schedule 2.11,

(a) there are no agreements, understandings, instruments, contracts, judgments, orders, writs or decrees to which the Company is a party or by which it is bound that may involve

(i) obligations (contingent or otherwise) of, or payments to the Company, in excess of $10,000, other than obligations of, or payments to, the Company arising from purchase or sale agreements entered into in the ordinary course of business, or (ii) provisions materially restricting the development, manufacture or distribution of the Company’s products or services, and

(b) The Company has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iii) sold, exchanged or otherwise disposed of any of its assets or rights.

For the purposes of subsections (a) and (b) above, all indebtedness, liabilities, agreements, understandings, instruments and contracts involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

2.12 Financial Statements. Attached hereto in Schedule 2.12 is the Company’s unaudited financial statements (balance sheet, income statement and statement of cash flows) dated June 30, 2008 (“Financial Statements”). The Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements are true, correct and complete and fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments.

2.13 Related-Party Transactions. No employee, officer or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To the best of the Company’s knowledge, other than in Arrowhead Research Corporation, a Delaware corporation (“Arrowhead”) or in any of Arrowhead’s subsidiaries, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company. No member of the immediate family of any officer or director of the Company is directly or indirectly interested in any material contract with the Company.

2.14 No Undisclosed Liabilities. Except as set forth in the Financial Statements and the recently accrued liabilities associated with the acquisition of Nanoconduction, Inc., the Company does not have any liabilities (whether accrued, absolute, unliquidated, contingent or otherwise, whether or not known to the Company, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing or any state of facts existing at or prior to the Closing other than (i) liabilities and obligations that have arisen after June 30, 2008 in the ordinary course of business (none of which is material and none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit), or (ii) obligations under contracts and commitments incurred in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with generally accepted accounting principles. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

2.15 Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, except to the extent the lack of which would not reasonably be expected to have a Material Adversely Effect. The Company is not in default under any of such franchises, permits, licenses or other similar authority which would be reasonably expected to have a Material Adverse Effect.

2.16 Environmental and Safety Laws.

(a) Except as set forth in Section 2.15(b), to its knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and, to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

(b) The US Environmental Protection Agency (the “EPA”) has issued recent guidance regarding the classification of carbon nanotubes under the Toxic Substances Control Act. The EPA has stated that it now considers carbon nanotubes to be “new chemicals” rather than materials previously listed on the TSCA Inventory, such as synthetic graphite or other carbon compounds. The Company is in the process of reviewing its compliance with this guidance and has filed paperwork with the EPA. Accordingly, the Company withholds any representation or warranty regarding the matters disclosed in this Section 2.15(b), including its compliance with the new EPA guidance.

2.17 Disclosure. The Company has fully provided Investor with all the information that Investor has requested in writing for deciding whether to purchase the Shares. Neither this Agreement (including all the exhibits and schedules hereto) nor any other statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

2.18 Registration Rights. Except as provided in the Investors’ Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

2.19 Title to Property and Assets. The property and assets used by the Company in its business are owned by the Company free and clear of all mortgages, liens, loans and encumbrances, except for (i) statutory liens for the payment of current taxes that are not yet delinquent and (ii) for liens, encumbrances and security interests that arise in the ordinary course of business and/or pursuant to applicable law, and minor defects in title, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances, subject to clauses (i)-(ii) of the foregoing sentence, except to the extent the failure to be in compliance or hold a valid leasehold interest would not reasonably be expected to have a Material Adverse Effect.

2.20 Labor Agreements and Actions. The Company is not bound by or subject to any contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company’s knowledge, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened in writing, that would reasonably be expected to have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the Company is terminable at the will of the Company. The Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement, except that pursuant to his employment arrangement, the Chief

Executive Officer of the Company is entitled to certain severance payments and acceleration of options if he is terminated or constructively terminated without cause. To its knowledge, the Company has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment.

2.21 Brokers Fees. The Company expects to pay third-party finders or advisors finder’s fees (in cash and/or equity) for Shares placed by such third party. For the sake of clarity, no finder’s fees will be paid for Shares not placed by a third-party finder or advisor.

2.22 Intellectual Property. To its knowledge, the Company has rights to all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, licenses, inventions, information and proprietary rights and processes (collectively, “Intellectual Property”) it needs to operate its business as currently conducted, other than Intellectual Property that it reasonable believes is invalid or it can obtain rights to through a license or cross-licensing arrangement. The Company has not received any communications alleging that the Company has violated or, by conducting its business as presently proposed, would violate any of the Intellectual Property of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company’s business as presently proposed to be conducted. Neither the execution nor delivery of this Agreement or the Investors’ Rights Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as presently proposed, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company.

2.23 Tax Returns and Payments. There are no federal, state, county, local or foreign taxes dues and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.24 Insurance. The Company has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

2.25 Changes. Since June 30, 2008, and at all times up to the Closing, except to the extent arising out of the Company’s acquisition of Nanoconduction, Inc., there have not been:

a.	any material change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;
b.	any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

c.	any material change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject;
d.	any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;
e.	any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;
f.	to the Company’s knowledge, any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted); or
g.	any agreement or commitment by the Company to do any of the things described in this Section 2.25.

2.26 ERISA. The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of Employee Retirement Income Security Act of 1974, as amended, and has complied in all material respects with all applicable laws for any such employee benefit plan.

3. Representations and Warranties of Investor. Investor hereby, severally and not jointly, represents, warrants and covenants to the Company that:

3.1 Authorization. Investor has full power and authority to enter into this Agreement and the Related Agreements to which it is a party, and each such agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Related Agreements may be limited by applicable federal or state securities laws.

3.2 Purchase Entirely for Own Account. This Agreement is made with Investor in reliance upon Investor’s representation to the Company, which by Investor’s execution of this Agreement, Investor hereby confirms that the Shares will be acquired for investment for Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Investor has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, Investor further represents that Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

3.3 Disclosure of Information. Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of Investor to rely thereon.

3.4 Investment Experience. Investor is an investor in securities of companies in the development stage and acknowledges that he/she/it is able to bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. If other than an individual, Investor also represents it has not been organized for the purpose of acquiring the Shares.

3.5 Accredited Investor. Investor is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D and has reviewed Schedule 3.5 before making this representation to the Company. All of the information in the Investor Questionnaire delivered by Investor to the Company in connection with Investor’s purchase of the Shares remains complete, true and correct as of the Closing or the Additional Closing, as applicable.

3.6 Restricted Securities. Investor understands that the Shares it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations, such Shares may be resold without registration under the Act only in certain limited circumstances. In the absence of an effective registration statement covering the Shares or an available exemption from registration under the Act, the Shares (and any Common Stock issued on conversion of the Shares) must be held indefinitely.

3.7 No Brokers. Investor has not taken any action which would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

3.8 Legends. It is understood that the certificates evidencing the Shares may bear one or all of the following legends:

(a) “These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act.”

(b) Legends required to indicate that the Shares are subject to the terms of the Investors Rights Agreement and ROFR Agreement.

(c) Any legend required by applicable laws.

4. Optional Conversion of the Shares.

4.1 Optional Conversion. Each Investor shall have the right, by giving notice thereof to the Company pursuant to this Section 4, to convert all (but not less than all) of the outstanding Shares held by the Investor (and purchased under this Agreement) into shares of the Company’s Qualified Stock (as defined below), pursuant to the provisions of this Section 4 concurrently with the closing of a Qualified Transaction (as defined below)(or the first closing in a series of closings).

4.2 Qualified Transaction. A “Qualified Transaction” shall mean the Company’s receipt of at least $7,000,000 in proceeds from: (i) a sale by the Company, in one or more related transactions, of a new series of preferred stock (the “Qualified Stock”) in a financing event (the “Qualified Financing”); or (ii) a combination of (a) a sale of Qualified Stock as described in Section 4.2(i), and (b) the sale by the Company of some or all of its assets and/or business operations in materials for anti-static polymers.

4.3 Notice. The Company shall provide the Investor with a notice no later than 15 business days prior to the closing of the Qualified Transaction indicating the proposed closing date, together with the terms and conditions of the Qualified Transactions, the rights, preferences and privileges of the Qualified Stock and the conversion calculation determined in accordance with Section 4.4 below. Each Investor shall have the right to exercise its rights to convert its Shares into the Qualified Stock under Section 4.1 by giving notice thereof to the Company no later than 5 business days prior to the proposed closing date.

4.4 Conversion Calculation. In connection with a Qualified Transaction, the Shares shall be converted into Qualified Stock in accordance with the following formula:

A = B * [(C ÷ D) * E]

A = the number of shares of Qualified Stock issuable to Investor in connection with the Qualified Transaction;

B = the number of Shares purchased by Investor pursuant to this Agreement;

C = $1.80;

D = the price per share at which the Qualified Stock is sold to investors in the Qualified Financing; and

E = a variable number between 1.00 and 1.10, which will adjust depending on the month that the closing of the Qualified Financing occurs (or the month that the first closing in a series of related closings occurs). If the closing of the Qualified Financing occurs in November 2008, this number shall be 1.00; if the closing of the Qualified Financing occurs in December 2008, this number shall be 1.02; if the closing of the Qualified Financing occurs in January 2009, this number shall be 1.04; if the closing of the Qualified Financing occurs in February 2009, this number shall be 1.06; if the closing of the Qualified Financing occurs in March 2009, this number shall be 1.08; if the closing of the Qualified Financing occurs in April 2009, or at any time after April 2009, this number shall be 1.10. In no event shall this number exceed 1.10.

For the avoidance of doubt, the calculation in this Section 4.3 shall be performed in the following order: (i) divide C by D, (ii) multiply the amount in (i) by E, and (iii) multiply the amount in (ii) by B.

4.5 Deliverables. Upon any conversion of Shares under this Section 4, the Investor will execute and deliver to the Company, at the closing of such Qualified Financing, such stock purchase agreement, investors’ rights agreement, co-sale agreement, voting and/or other agreements as are entered into by the investors in the Qualified Financing generally. The Company shall not be obligated to issue certificates evidencing the shares of Qualified Stock issuable upon conversion unless the certificates evidencing the Shares are either delivered to the Company or its transfer agent, or the Investor notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such conversion of the Shares, the Investor shall surrender the certificates representing such Shares at the office of the Company or any transfer agent for the Company’s capital stock. Thereupon, there shall be issued and delivered to the Investor promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Qualified Stock into which the Shares surrendered were convertible on the date on which such automatic conversion occurred.

5. Optional Put Rights. The Investor shall have optional put rights as set forth in this Section 5.

5.1 Failure to Enter into Joint Development Agreement (Put A Right).

(a)	Notice. In the event that the Company and the Investor do not enter into a joint development agreement by June 30, 2009, the Investor shall have until 5:00 p.m. (California Time) on July 31, 2009 (such time, the “Put A Deadline”), to deliver a written notice to the Company (the “Put A Notice”), requesting that the Company repurchase all (but no less than all) of the Shares purchased under this Agreement or issued under Section 4 hereof, as applicable. The Investor shall have no rights under this Section 5.1 in the event that (i) the Company and the Investor enter into a joint development agreement by June 30, 2009, or (ii) the Investor fails to deliver a Put A Notice to the Company by the Put A Deadline.

(b)	Put A Right. Upon timely receipt of a Put A Notice in accordance with Section 5.1(a), the Company shall purchase, within 270 days of receipt of the Put A Notice:

(i)	100% of the outstanding Shares held by the Investor that were purchased pursuant to this Agreement, at a purchase price of (a) $1.80 multiplied by (b) the number of Shares being repurchased, or

(ii)	100% of the Qualified Stock held by the Investor and acquired in accordance with the provisions of Section 4, at a purchase price of (a) the price per share at which the Qualified Stock is sold to investors in the Qualified Financing, multiplied by (b) the number of shares of Qualified Stock being repurchased.

(c)	Additional Terms. Notwithstanding anything to the contrary, in no event shall the aggregate purchase price paid under Section 5.1 exceed $2,000,000. Following the purchase of shares under Section 5.1, this Agreement shall terminate, and the Company shall have no further obligations to Investor under this Agreement.

5.2 Failure to Achieve Cash Flow Requirement (Put B Right).

(a)	Notice. In the event that the Company has failed to achieve the Cash Flow Requirement (as defined below) by June 30, 2009, the Investor shall have until 5:00 p.m. (California Time) on July 31, 2009 (such time, the “Put B Deadline”), to deliver a written notice to the Company (the “Put B Notice”), requesting that the Company repurchase all (but no less than all) of the Shares purchased under this Agreement. The Investor shall have no rights under this Section 5.2 in the event that (i) the Company has achieved the Cash Flow Requirement by June 30, 2009, or (ii) the Investor fails to deliver a Put B Notice to the Company by the Put B Deadline. “Cash Flow Requirement” shall mean the receipt by the Company of cash proceeds of at least $7,000,000 during the period from the date of this Agreement through June 30, 2009 from any combination of (i) the sale by the Company of any equity securities of the Company (other than the sale of the Shares); (ii) the sale or license by the Company of some or all of its assets and/or business operations in materials for anti-static polymers and other applications such as carbon fibers; (iii) the sale by the Company of its shares in Nanoconduction, Ensysce Biosciences, or Nexeon MedSystems; or (iv) net cash flow from the Company’s operations during such period (it being understood that if such net cash flow is negative, then the amount for purposes of this clause (iv) shall be zero).

(b)	Put B Right. Upon timely receipt of a Put B Notice in accordance with Section 5.2(a), the Company shall purchase, within 10 days of receipt of the Put B Notice, 100% of the outstanding Shares held by the Investor that were purchased pursuant to this Agreement, at a purchase price of (a) $2.16 multiplied by (b) the number of Shares being repurchased.

(c)	Additional Terms. Notwithstanding anything to the contrary, in no event shall the aggregate purchase price paid under Section 5.2 exceed $2,400,000. Following the purchase of shares under Section 5.2, this Agreement shall terminate, and the Company shall have no further obligations to Investor under this Agreement.

5.3 Security. The Company agrees that the obligation of the Company to repurchase the Shares purchased under this Agreement or issued under Section 4 hereof, as applicable, pursuant to this Section 5 shall be secured by a security interest in favor of Investor in all of the assets of the Company (subject to certain exclusions), as set forth in the Security Agreement in the form of Exhibit E hereof.

6. Conditions to Investor’s Obligations at Closing. The following conditions must be satisfied by the Company, unless waived by Investor, in Investor’s sole and absolute discretion.

6.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

6.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

6.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective, other than such authorizations, approvals or permits or other filings which may be timely made after such issuance and sale of the Shares.

6.4 Amendment to Restated Certificate. The Company shall have filed the Certificate of Amendment of Restated Certificate of Incorporation in the form attached hereto as Exhibit D-2 with the Delaware Secretary of State.

6.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Investor, and Investor shall have received all such counterpart original and certified or other copies of such documents as may be reasonably requested.

6.6 Amendment to Investors’ Rights Agreement. The Company and certain of the Company’s existing shareholders shall have executed and delivered the Amendment No. 1 to the Amended and Restated Investors’ Rights Agreement in the form attached to this Agreement as Exhibit A-2.

6.7 Amendment to ROFR Agreement. The Company and certain of the Company’s existing shareholders shall have executed and delivered the Amendment No. 1 to the Amended and Restated Right of First Refusal and Co-Sale Agreement in the form attached to this Agreement as Exhibit B-2.

6.8 Amendment to Voting Agreement. The Company and certain of the Company’s existing shareholders shall have executed and delivered the Amendment No. 1 to the Amended and Restated Investors’ Rights Agreement in the form attached to this Agreement as Exhibit C-2.

6.9 Security Agreement. The Company shall have executed and delivered the Security Agreement in the form attached to this Agreement as Exhibit E, and all UCC-1 financing statements and other documents which the Investor may reasonably request to perfect its security interest in the collateral described therein.

6.10 General. The holders of Common Stock and/or Preferred Stock shall have amended any other agreement or arrangement, or given any further consent required to allow the Company to execute and perform this Agreement and the Related Agreements.

7. Conditions to the Company’s Obligations at Closing. The following conditions must be satisfied by Investor, unless waived in writing by the Company, in the Company’s sole and absolute discretion.

7.1 Representations and Warranties. The representations and warranties of the Investor contained in Section 3 shall be true on and as of the Closing or the Additional Closing (as applicable) with the same effect as though such representations and warranties had been made on and as of the date of such closing.

7.2 Payment of the Purchase Price. Investor shall have delivered to the Company the purchase price for the Shares.

7.3 Amendment to Restated Certificate. The Company shall have filed the Certificate of Amendment of Restated Certificate of Incorporation in the form attached hereto as Exhibit D-2 with the Delaware Secretary of State.

7.4 Securities Exemptions. The offer and sale of the Shares to Investor pursuant to this Agreement shall be exempt from the registration requirements of the Act, the qualification requirements of the California General Corporation Law and the registration and/or qualification requirements of all other applicable state securities laws.

7.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing or the Additional Closing (as applicable) and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received all such counterpart original and certified or other copies of such documents as may be reasonably requested.

7.6 Investors’ Rights Agreement. The Investor shall have executed and delivered a counterpart signature page to the Investors’ Rights Agreement, and certain of the Company’s existing shareholders and Investor shall have executed and delivered the Amendment No. 1 to the Amended and Restated Investors’ Rights Agreement in the form attached to this Agreement as Exhibit A-2.

7.7 ROFR Agreement. The Investor shall have executed and delivered a counterpart signature page to the ROFR Agreement, and certain of the Company’s existing shareholders and Investor shall have executed and delivered the Amendment No. 1 to the Amended and Restated Right of First Refusal and Co-Sale Agreement in the form attached to this Agreement as Exhibit B-2.

7.8 Voting Agreement. The Investor shall have executed and delivered a counterpart signature page to the Voting Agreement, and certain of the Company’s existing shareholders and Investor shall have executed and delivered the Amendment No. 1 to the Amended and Restated Investors’ Rights Agreement in the form attached to this Agreement as Exhibit C-2.

7.9 General. The Investor shall have amended any other agreement or arrangement, or given any further consent required to allow the Company to execute and perform this Agreement and the Related Agreements.

8. Miscellaneous.

8.1 Survival. The warranties, representations and covenants of the Company and Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing or the Additional Closing (as applicable) and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Investor or the Company.

8.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties (including transferees of any Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, except with respect to conflict of laws.

8.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.5 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties hereto.

8.6 Responsibility for Brokers Fees. Investor indemnifies and holds harmless the Company from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which Investor or any of its officers, partners, employees or representatives is responsible. The Company indemnifies and holds harmless Investor from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.7 Aggregation of Stock. All issued and outstanding shares of the Series C-1 Preferred Stock and Common Stock issued upon conversion thereof held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

8.8 Amendments and Waivers. Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investor.

8.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.10 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties, and this Agreement supersedes all prior and contemporaneous written and oral agreements, relating to the subject matter hereof.

8.11 Counterparts; Facsimile/PDF Signatures. This Agreement may be executed in two or more counterparts, and by facsimile signatures or portable document format (.pdf or similar format), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

[Company Signature Page to Subscription Agreement]

Dated:	NOVEMBER 13, 2008	COMPANY:

UNIDYM, INC. a Delaware corporation

		By:	/S/ ARTHUR L. SWIFT
Arthur L. Swift CEO & President

		Address:	1430 Obrien Drive Menlo Park, CA 94025

[Investor Signature Page to Subscription Agreement]

I HEREBY REPRESENT THAT I HAVE READ AND UNDERSTOOD THE SUBSCRIPTION AGREEMENT.

Dated: November 13, 2008

Subscription: I hereby subscribe for the following number of Shares at the Purchase Price indicated:

Total Number of Shares: 1,111,112

Total Purchase Price ($1.80 Per Share): $2,000,000

Tokyo Electron Ventures
Please print the exact name(s) in which the Shares will be issued

Print Name of Signer:	M. Yamaguchi

Signature:	/s/ Mike Yamaguchi

Title of Signer (if purchaser is an entity):	President